Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. of our report dated March 10, 2017, relating to the consolidated financial statements of Plaza Bancorp as of and for the years ended December 31, 2016 and 2015 and of our report dated April 6, 2016, relating to the consolidated financial statements of Plaza Bancorp as of and for the years ended December 31, 2015 and 2014.

/s/ RSM US LLP

San Francisco, CA

October 30, 2017